EXHIBIT 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Partners, LP Announces Excess Cash Flow Offer to Purchase up to $19,331,000 Aggregate Principal Amount of Outstanding 8.500% Senior Secured Second Lien Notes Due 2026
HOUSTON, March 27, 2024 /PRNewswire/ -- Summit Midstream Partners, LP (NYSE: SMLP) (“Summit,” “SMLP” or the “Partnership”) today announced that Summit Midstream Holdings, LLC (“Holdings”) and Summit Midstream Finance Corp. (together with Holdings, the “Issuers”), which are subsidiaries of the Partnership, are commencing a cash tender offer (the “Excess Cash Flow Offer”) to purchase up to $19,331,000 aggregate principal amount (the “Excess Cash Flow Offer Amount”) of their outstanding 8.500% Senior Secured Second Lien Notes due 2026 (the “Notes”) at a purchase price of 100% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but not including, the purchase date.
The Excess Cash Flow Offer is being made pursuant to requirements set forth in the indenture governing the Notes (the “Indenture”), which requires, if the Partnership has Excess Cash Flow (as defined in the Indenture) for the period commencing on January 1 of each fiscal year and ending on December 31 of such fiscal year (the twelve-month period ending on each such date, an “ECF Period”), the Issuers to make an offer to all registered holders (each a “Holder” and collectively, the “Holders”) of Notes to purchase the maximum principal amount of Notes that may be purchased with 100% of such Excess Cash Flow for such ECF Period; provided that no such offer is required to be made to the extent that the Excess Cash Flow for such ECF Period is less than $5,000,000 (subject to an aggregate amount of excluded Excess Cash Flow for all ECF Periods of $10,000,000).
The Partnership had Excess Cash Flow exceeding $5,000,000 for the ECF Period ending December 31, 2023.
The Excess Cash Flow Offer will expire at 5:00 p.m., New York City time, on April 24, 2024, unless extended or the Excess Cash Flow Offer is earlier terminated by the Issuers, in their sole discretion. If the Notes in an aggregate principal amount in excess of the Excess Cash Flow Offer Amount are tendered pursuant to the Excess Cash Flow Offer, the Issuers will purchase Notes having an aggregate principal amount equal to the Excess Cash Flow Offer Amount on a pro rata basis from tendering Holders in accordance with the Indenture.
To the extent that the aggregate principal amount of Notes tendered pursuant to the Excess Cash Flow Offer is less than the Excess Cash Flow Offer Amount, the Issuers may use any remaining Excess Cash Flow Offer Amount for any purpose not otherwise prohibited by the Indenture.
The Excess Cash Flow Offer is being made pursuant to an Offer to Purchase, dated the date hereof (the “Offer to Purchase”), which sets forth the complete terms and conditions of the Excess Cash Flow Offer. The Excess Cash Flow Offer is made only by and pursuant to the terms set forth in the Offer to Purchase, and the information in this press release is qualified by reference to such document. Subject to applicable law, the Issuers may amend, extend or terminate the Excess Cash Flow Offer. Copies of the Offer to Purchase may be requested from the tender agent for the Excess Cash Flow Offer, D.F. King & Co., Inc., at (800) 347-4826 (Toll-Free) or (212) 269-5550, or by email at smlp@dfking.com.
This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any Notes.
THE EXCESS CASH FLOW OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE THAT THE ISSUERS WILL DISTRIBUTE TO THEIR NOTEHOLDERS AND NOTEHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE EXCESS CASH FLOW OFFER. NOTEHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE EXCESS CASH FLOW OFFER. THE PARTNERSHIP AND THE ISSUERS DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR NOTES PURSUANT TO THE EXCESS CASH FLOW OFFER.

EXHIBIT 99.1
About Summit Midstream Partners, LP
SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus shale formation in West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (v) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by SMLP or its subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2023 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2024. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
SOURCE Summit Midstream Partners, LP
832-413-4770, ir@summitmidstream.com
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